EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Lightbridge Provides Business Update and Announces Second Quarter 2022 Financial Results

Webcast on Thursday, July 28, 2022, at 4pm ET

RESTON, Va., July 27, 2022 (GLOBE NEWSWIRE) – Lightbridge Corporation (Nasdaq: LTBR), an advanced nuclear fuel technology company, today announced financial results for the second quarter ended June 30, 2022, and provided an update on the Company's continued progress.

Seth Grae, President & Chief Executive Officer of Lightbridge Corporation, commented, “Lightbridge continued to make significant progress in the development of Lightbridge Fuel™ in the first half of 2022 at an important time in our industry. Last month, the European Union decided to classify nuclear energy as “green,” potentially opening up significant investment for the industry, while many countries have begun restarting and growing their nuclear power programs.”

“Lightbridge is developing and commercializing Lightbridge Fuel, a next generation nuclear fuel technology that provides more power versus existing nuclear fuel for both existing and new build reactors. Nations that are exploring building new reactors will be able to help ensure future energy supplies by optimizing their new-build reactors to Lightbridge Fuel to take advantage of the additional 30% power that our fuel will generate.”

Financial Highlights

The Company maintained a strong working capital position at June 30, 2022 and had no debt.

Cash Flows Summary

•	Cash and cash equivalents were $29.3 million at June 30, 2022, as compared to $24.7 million at December 31, 2021, an increase of approximately $4.6 million.

•	Cash used in operating activities decreased $4.6 million in the six months ended June 30, 2022, to $3.1 million, from $7.7 million in the six months ended June 30, 2021. This decrease was due primarily to the dissolution of our former joint venture and the settlement payment of approximately $4.2 million we paid in 2021 for outstanding invoices for work performed and other expenses incurred by our former joint venture partner in 2021.

Balance Sheet Summary

•	Total assets were $29.8 million and total liabilities were $0.5 million at June 30, 2022. Working capital was $29.2 million at June 30, 2022 versus $24.7 million at December 31, 2021, an increase of $4.5 million in working capital for the six months ended June 30, 2022.

•	Stockholders’ equity was $29.3 million at June 30, 2022 as compared to $24.9 million at December 31, 2021.

Operations Summary

•	Total general and administrative expenses decreased by approximately $0.1 million for the three months ended June 30, 2022, as compared to the three months ended June 30, 2021. This decrease was primarily due to a decrease in consulting fees of approximately $0.1 million and a decrease in professional fees of approximately $0.1 million relating to fees incurred in connection with the arbitration matter that was settled in 2021 that were not repeated during the three months ended June 30, 2022. These decreases were offset by the increases in directors’ fees and stock-based compensation expenses of approximately $0.1 million.

•	Lightbridge’s total corporate research and development costs decreased by approximately $0.1 million for the three months ended June 30, 2022, as compared to the three months ended June 30, 2021. This decrease was primarily due to a decrease in consulting and outside R&D expenses of approximately $0.1 million. All other R&D expenses for the three months ended June 30, 2022 and the three months ended June 30, 2021 were consistent period over period.

•	Total net other operating income related to contributed services – research and development was $0.2 million for the six months ended June 30, 2022 and June 30, 2021, with a charge to R&D expenses and a corresponding amount recorded to contributed services – research and development.

•	Net loss for the three months ended June 30, 2022 was $1.5 million compared to $1.6 million for the three months ended June 30, 2021.

2022 Annual Meeting of Stockholders

Lightbridge will be holding its 2022 Annual Meeting of Stockholders virtually on October 27, 2022 at 11:00 a.m. Eastern Time at www.virtualshareholdermeeting.com/LTBR2022. Stockholders holding shares as of August 29, 2022, the record date for the annual meeting, are entitled to vote.

Second Quarter 2022 Webcast

Lightbridge will host a live webcast on Thursday, July 28th at 4pm Eastern Time to discuss the Company's financial results and provide an update on its fuel development activities. Interested parties can access the conference call on the Company’s website via webcast at https://edge.media-server.com/mmc/p/3rrcre7s

To access the conference call by phone, please register at https://register.vevent.com/register/BId56f7140dddf403688feac7af1d7fd79

The conference call will be led by Seth Grae, President, and Chief Executive Officer, with other Lightbridge executives also available to answer questions. The webcast will be archived on the Company’s website approximately two hours following the call.

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About Lightbridge Corporation

Lightbridge (NASDAQ: LTBR) is an advanced nuclear fuel technology development company positioned to enable carbon-free energy applications that will be essential in preventing climate change. The Company is developing Lightbridge Fuel™, a proprietary next-generation nuclear fuel technology for small modular reactors, as well as existing large light-water reactors, which significantly enhances safety, economics, and proliferation resistance. To date, Lightbridge has been awarded twice by the U.S. Department of Energy’s Gateway for Accelerated Innovation in Nuclear program to support development of Lightbridge Fuel™. Lightbridge’s innovative fuel technology is backed by an extensive worldwide patent portfolio. Lightbridge is included in the Russell Microcap® Index. For more information, please visit: www.ltbridge.com.

To receive Lightbridge Corporation updates via e-mail, subscribe at https://www.ltbridge.com/investors/news-events/email-alerts

Lightbridge is on Twitter. Sign up to follow @LightbridgeCorp at http://twitter.com/lightbridgecorp.

For an introductory video on Lightbridge, please visit www.ltbridge.com or click here to watch the video.

Forward Looking Statements

With the exception of historical matters, the matters discussed herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the timing and outcome of research and development activities, other steps to commercialize Lightbridge Fuel™ and future governmental support and funding for nuclear energy. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to: the Company’s ability to commercialize its nuclear fuel technology; the degree of market adoption of the Company's product and service offerings; the Company’s ability to fund general corporate overhead and outside research and development costs; market competition; our ability to attract and retain qualified employees; dependence on strategic partners; demand for fuel for nuclear reactors, including small modular reactors; the Company's ability to manage its business effectively in a rapidly evolving market; the availability of nuclear test reactors and the risks associated with unexpected changes in the Company’s fuel development timeline; the increased costs associated with metallization of our nuclear fuel; public perception of nuclear energy generally; changes in the political environment; risks associated with the further spread of COVID-19, including the ultimate impact of COVID-19 on people, economies, and the Company’s ability to access capital markets; risks associated with war in Europe; risks associated with limited availability of conversion and enrichment services for nuclear fuel production; changes in the laws, rules and regulations governing the Company’s business; development and utilization of, and challenges to, our intellectual property; risks associated with potential shareholder activism; potential and contingent liabilities; as well as other factors described in Lightbridge's filings with the  Securities and Exchange Commission. Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.

A further description of risks and uncertainties can be found in Lightbridge’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and in its other filings with the Securities and Exchange Commission, including in the sections thereof captioned “Risk Factors” and “Forward-Looking Statements”, all of which are available at http://www.sec.gov/ and www.ltbridge.com.

Investor Relations Contact:

Matthew Abenante, IRC

Director of Investor Relations

Tel: +1 (646) 828-8710

ir@ltbridge.com

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LIGHTBRIDGE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2022	2021
ASSETS
Current Assets
Cash and cash equivalents	$29,268,074	$24,747,613
Prepaid expenses and other current assets	409,339	113,452
Total Current Assets	29,677,413	24,861,065

Other Assets
Trademarks	107,757	101,583
Total Assets	$29,785,170	$24,962,648

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$482,661	$171,521
Total Current Liabilities	$482,661	$171,521

Commitments and Contingencies

Stockholders' Equity
Preferred stock, $0.001 par value, 10,000,000 authorized shares, 0 shares issued and outstanding at June 30, 2022 and December 31, 2021
Common stock, $0.001 par value, 13,500,000 shares authorized, 11,009,000 shares and 9,759,223 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	11,009	9,759
Additional paid-in capital	169,834,944	161,772,641
Accumulated deficit	(140,543,444)	(136,991,273)
Total Stockholders' Equity	29,302,509	24,791,127
Total Liabilities and Stockholders' Equity	$29,785,170	$24,962,648

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LIGHTBRIDGE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenue	$—	$—	$—	$—

Operating Expenses
General and administrative	1,439,684	1,515,899	3,353,249	3,298,759
Research and development	165,476	273,314	428,299	642,764
Total Operating Expenses	1,605,160	1,789,213	3,781,547	3,941,523

Other Operating Income
Distribution from joint venture	—	110,000	—	110,000
Contributed services - research and development	83,501	67,794	206,854	171,113
Total Other Operating Income	83,501	177,794	206,854	281,113
Operating Loss	(1,521,659)	(1,611,419)	(3,574,693)	(3,660,410)

Other Income
Interest income	19,017	1,322	22,522	4,631
Foreign currency transaction gain	—	—	—	33,694
Total Other Income	19,017	1,322	22,522	38,325

Net Loss Before Income Taxes	(1,502,642)	(1,610,097)	(3,552,171)	(3,622,085)
Income taxes	—	—	—	—
Net Loss	$(1,502,642)	$(1,610,097)	$(3,552,171)	$(3,622,085)

Accumulated preferred stock dividend	—	(133,313)	—	(264,747)
Additional deemed dividend on preferred stock due to the beneficial conversion feature	—	(58,408)	—	(115,897)

Net Loss Attributable to Common Stockholders	$(1,502,642)	$(1,801,818)	$(3,552,171)	$(4,002,729)

Net Loss Per Common Share
Basic and Diluted	$(0.14)	$(0.27)	$(0.34)	$(0.61)

Weighted Average Number of Common Shares Outstanding
Basic and Diluted	10,523,238	6,595,483	10,403,922	6,592,454

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LIGHTBRIDGE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,
	2022	2021
Operating Activities
Net loss	$(3,552,171)	$(3,622,085)
Adjustments to reconcile net loss from operations to net cash used in operating activities:
Common stock issued for services	15,000	30,000
Stock-based compensation	438,708	246,403

Changes in Operating Working Capital Items:
Other receivables	—	(785,000)
Prepaid expenses and other current assets	(295,887)	(217,001)
Accounts payable and accrued liabilities	326,140	211,655
Accrued legal settlement costs	—	(3,525,000)
Net Cash Used in Operating Activities	(3,068,210)	(7,661,028)

Investing Activities
Trademarks	(6,174)	(14,655)
Net Cash Used in Investing Activities	(6,174)	(14,655)

Financing Activities
Net proceeds from issuances of common stock	7,594,845	—
Net Cash Provided by Financing Activities	7,594,845	—

Net Increase (Decrease) in Cash and Cash Equivalents	4,520,461	(7,675,683)

Cash and Cash Equivalents, Beginning of Period	24,747,613	21,531,665

Cash and Cash Equivalents, End of Period	$29,268,074	13,855,982

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period:
Interest paid	$—	$—
Income taxes paid	$—	$—
Non-Cash Financing Activities:
Accumulated preferred stock dividend	$—	$380,644
Conversion of Series A convertible preferred stock to common stock and payment of paid-in-kind dividends to Series A preferred stockholder	$—	$17,173
Payment of accrued liabilities with common stock	$15,000	$54,690

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